EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 24, 2005, accompanying the consolidated financial statements and Schedule II included in the Annual Report of Helios & Matheson North America Inc (formerly The A Consulting Team, Inc.)and its Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Helios & Matheson North America Inc (formerly The A Consulting Team, Inc.)and its Subsidiaries on Form S-3 (File No. 333-38330, effective June 1, 2000, File No. 333-42744, effective August 1, 2000, File No. 333-51084, effective December 1, 2000 and File No. 333-116227, effective June 23, 2004) and on Form S-8 (File No. 333-42145, effective December 12, 1997) as amended on June 24, 1998 and March 28, 2006 and on Form S-8(File No. 333- 133183, effective April 10, 2006).
GRANT THORNTON LLP
New York, New York
March 27, 2007